EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

Dated as of March 3, 2011

by and among

ANTs software inc., Wells Fargo Bank, National Association, as Agent

and

THE PURCHASERS LISTED ON EXHIBIT A

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT dated as of March 3, 2011 (this “Agreement”) is by and among ANTs software inc., a Delaware corporation (the “Company”), each of the purchasers whose names are set forth on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”), and Wells Fargo Bank, National Association, a national banking association, the Agent (as defined herein).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act;

WHEREAS, the Company has authorized senior secured notes in individual principal amounts corresponding with the amount set forth opposite each Purchase’s name on Exhibit A and in an aggregate principal amount of $8,400,000 million in substantially the form attached hereto as Exhibit B (the “Notes”);

WHEREAS, the Purchasers wish to purchase the Notes, and the Company wishes to sell the Notes, upon the terms and subject to the conditions stated in this Agreement;

WHEREAS, the Notes will be secured by a first priority perfected security interest in all of the assets of the Company and each of the Company’s current and future subsidiaries as evidenced by a security agreement in substantially the form attached hereto as Exhibit C (together will all attachments and exhibits thereto, as each may be amended or modified from time to time, the “Security Agreement”); and

WHEREAS, the Company’s obligations under the Notes will be guaranteed by the Company’s current and future subsidiaries as evidenced by a guaranty in substantially the form the form attached hereto as Exhibit D (such guaranty, as may be amended or modified from time to time, the “Guaranty”).

NOW, THEREFORE, in consideration of the foregoing premises and in reliance on the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

1.1.           (1)  Upon the terms and subject to the conditions of this Agreement, the Company hereby issues and sells to each Purchaser, and each Purchaser, severally and not jointly, agrees to  purchase from the Company on the Closing Date (as defined below), the Notes.

(b)           Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act, including Rule 506 of Regulation D.

(c)           The Closing under this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, New York, New York  10176, or at such other place as the parties may agree.  The aggregate purchase price for the Securities is $6,750,000 (the “Total Purchase Price”).

(d)           At the Closing, (i) the Company shall issue and deliver the Notes for the applicable amounts set forth opposite the name of such Purchaser on Exhibit A hereto (as to each purchaser, the “Purchase Price”); (ii) the Purchasers shall deliver $500,000 of the Purchase Price less expenses to be reimbursed by the Company pursuant to Section 7.1 herein by wire transfer of immediately available funds to the Company and each Purchaser shall deliver its respective share of the $6,250,000 of the Purchase Price (the “Aggregate Escrow Amount”) to the escrow account identified on Exhibit E hereto, each such account to be established pursuant to the terms of an escrow agreement in substantially the form annexed hereto as Exhibit F (each, an “Escrow Agreement”) among the Company, such Purchaser, and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).

(e)           For purposes of this Agreement, “Securities” shall mean the Notes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1.           Representations and Warranties of the Company.  Except as otherwise disclosed or incorporated by reference and readily apparent in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), any quarterly or current report, or proxy statement filed by the Company with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of the Form 10-K and prior to the date of this Agreement (in each case, including any supplements or amendments thereto) (the “Reports”), or set forth on a schedule of exceptions attached hereto, the Company hereby represents and warrants to the Purchasers, as of the date of this Agreement and as of the Closing Date as follows:

(a)           Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company and each such Subsidiary (as defined below) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect (as defined below).  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of the Company and its Subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement or any of the Transaction Documents (as defined below) in any material respect.

(b)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Notes the Escrow Agreement, the Security Agreement, the Guaranty and a Registration Rights Agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”); and each other agreement, instrument and certificate executed and delivered by the Company or a Subsidiary thereof in connection with the foregoing (including the Security Documents (as such term is defined in the Security Agreement) (collectively, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required.  When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the date of this Agreement is set forth on Schedule 2.1(c) hereto.  All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized.  No shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Furthermore, there are no equity plans, contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any individual, corporation, partnership, trust, limited liability company, governmental entity, regulatory or self-regulatory authority, association or other entity (“Person”) with respect to any of its equity or debt securities.  Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(d)           Issuance of Securities.  The Notes have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the Securities shall be validly issued and outstanding, free and clear of any security interest, pledge, hypothecation, mortgage, assignment, taxes, lien (statutory or other, and including environmental and tax liens), deposit arrangement, violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preference, priority, other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease or any synthetic or other financing lease having substantially the same economic effect as any of the foregoing), restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (“Encumbrances”), pre-emptive rights and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Transaction Documents, and the issuance of the Securities as contemplated by the Transaction Documents, do not and will not (i) violate or conflict with any provision of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) or By-laws (the “By-laws”), each as amended to date (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any foreign, federal, state or local statute, law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose any Encumbrance on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, violations, acceleration, cancellations, creations and impositions as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is required under foreign, federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than the filing of a Form D pursuant to Regulation D and counterpart filings under applicable state securities laws, rules or regulations).

(f)           Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) of the Exchange Act, and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, the Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”, and together with any other report, schedule, form, statement or other document filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act subsequent to the filing of the Form 10-K and prior to the date of this Agreement, the “Public Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents.  The Public Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)           Subsidiaries. Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each Person’s or entity’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.   Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

(h)           No Material Adverse Change.  Since December 31, 2009, the Company has not experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

(i)           No Undisclosed Liabilities.  Except as set forth on Schedule 2.1(i), neither the Company nor any Subsidiary has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the Reports to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

(j)           No Undisclosed Events or Circumstances.  Since December 31, 2009, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(k)           Indebtedness.  Schedule 2.1(k) hereto sets forth as of the Closing Date all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $100,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by an Encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $100,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any Person, and (h) endorsements for collection or deposit.

(l)           Rank of Indebtedness. Except as set forth on Schedule 2.1(l), no Indebtedness of the Company or any of its Subsidiaries existing as of the Closing is senior to, or pari passu with, the Notes in right of payment or redemption, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.

(m)           Title to Assets.  Each of the Company and the Subsidiaries has good and valid title to all of its real and personal property, free and clear of any Encumbrances, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  All leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

(n)           Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 2.1(n), there are no material Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets.  No Proceeding described in the Reports would, individually or in the aggregate, reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards, decrees or investigations of any court, arbitrator or governmental, regulatory body, self-regulatory agency or stock exchange against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(o)           Compliance with Law.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and its Subsidiaries have been and are presently conducting their respective businesses in accordance with all applicable foreign, federal, state and local governmental laws, rules, regulations and ordinances.  The Company and each of its Subsidiaries have all material franchises, permits, licenses, consents and other material governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.  The Company has complied and will comply with all applicable federal and state securities laws in connection with the Offering.

(p)           Taxes.  The Company and each Subsidiary has timely filed all material federal, state, local and foreign income, franchise and other tax returns, reports and declarations required by any governmental authority (whether foreign, federal, state or local) with jurisdiction over the Company or any Subsidiary and has paid or accrued all taxes shown as due thereon except for any taxes which are being contested in good faith (by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP), or where the failure to file such returns or pay such taxes would not, individually or in the aggregate, have or be reasonably expected to have or result in a Material Adverse Effect.  All such returns were complete and correct in all material respects and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company or any Subsidiary.  The Company is not under audit by any taxing authority. The Company has set aside on its books provisions reasonably adequate for the payment of all taxes for periods to which those returns, reports or declarations apply. The Company is not, nor has it been in the last five years, a U.S. real property holding corporation under Section 897 of the Code.  There are no unpaid taxes in any material amount claimed to be due by any taxing authority.  For purposes of this Section 2.1(p), taxes shall include any and all interest and penalties.

(q)           Certain Fees.  Except as set forth on Schedule 2.1(q), the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(r)           Disclosure. Except for the information concerning the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.  Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(s)           Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, the Company and each of the Subsidiaries owns or possesses the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

(t)           Environmental Compliance.  The Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities (whether foreign, federal, state or local), or from any other Person, that are required under any Environmental Laws.  “Environmental Laws” shall mean all applicable foreign, federal, state and local laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.   The Company and each of its Subsidiaries are also in compliance with all requirements, limitations, restrictions, conditions, standards, schedules and timetables required or imposed under all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law, or based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(u)           Books and Records; Internal Accounting Controls.  The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act).

(v)           Material Agreements.  True, complete and correct copies of each material contract of the Company or any Subsidiary required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material Agreements”) are attached or incorporated as exhibits to the Reports. Each of the Company Material Agreements is valid and binding on the Company and the Subsidiaries, as applicable, and in full force and effect.  The Company and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Agreement.  Neither the Company nor any Subsidiary knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

(w)           Transactions with Affiliates.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any Person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(x)           Employees.  Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees.  Neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Reports that is not so disclosed.  No “named executive officer” (as defined in Item 402 of Regulation S-K) of the Company has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment with the Company or any Subsidiary.  The Company and each Subsidiary is in material compliance with all foreign, federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, and employee benefits plans (including, without limitation, the Employee Retirement Income Securities Act of 1974, as amended), except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(y)           Absence of Certain Developments.  Except as set forth on Schedule 2.1(y), since December 31, 2009, neither the Company nor any Subsidiary has:

(i)           issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii)           borrowed any amount in excess of $100,000 or incurred or become subject to any other liabilities in excess of $100,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and its Subsidiaries;

(iii)           discharged or satisfied any Encumbrances in excess of $100,000 or paid any obligation or liability (absolute or contingent) in excess of $100,000, other than current liabilities paid in the ordinary course of business;

(iv)           declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock in excess of $100,000 in the aggregate;

(v)           sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $100,000, except in the ordinary course of business;

(vi)           sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $100,000, or disclosed any proprietary confidential information to any Person except to customers in the ordinary course of business or to the Purchasers or their representatives;

(vii)           suffered any losses or waived any rights of value, whether or not in the ordinary course of business, or suffered the loss of any amount of prospective business, which individually or in the aggregate would have a Material Adverse Effect;

(viii)           made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)           made capital expenditures or commitments therefor that aggregate in excess of $100,000;

(x)           entered into any material transaction, whether or not in the ordinary course of business;

(xi)           made charitable contributions or pledges in excess of $5,000;

(xii)           suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii)           experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv)           entered into an agreement, written or otherwise, to take any of the foregoing actions.

(z)           Investment Company Act Status.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(aa)           Independent Nature of Purchasers.  The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents.  The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(bb)           Dilutive Effect.  The Company understands and acknowledges that its obligation to issue the Securities pursuant to the Transaction Documents is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other shareholders of the Company.

(cc)           DTC Status.  The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to The Depository Trust Company Fast Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email of the Company transfer agent is set forth on Schedule 2.1(bb).

(dd)           Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company of its obligations under the Transaction Documents.

(ee)           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for and the Company does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have or result in a Material Adverse Effect.

(ff)           Trading Activities.  It is understood and acknowledged by the Company that none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term.  The Company further understands and acknowledges that one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted.

(gg)           Certain Business Practices.  None of the Company or any Company Subsidiary or any director, officer, agent, employee or other Person acting for or on behalf of Company or any Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption laws applicable to the Company or any Subsidiary.

(hh)           Shell Company Status.  The Company is not currently, and has never been, an issuer of the type described in paragraph (i) of Rule 144 under the Securities Act.

(ii)           No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Notes pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Notes to be integrated with other offerings if to do so would prevent the Company from selling Notes pursuant to Regulation D and Rule 506 thereof under the Securities Act or otherwise prevent a completed offering of Securities hereunder.

(jj)           Trading Market.  The Company is in compliance in all material respects with the applicable rules and regulations of the OTC Bulletin Board (the “Principal Market”).  Except as set forth on Schedule 2.1(jj), the Company has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that the Company is not in compliance with the rules, regulations or maintenance requirements of the Principal Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such rules, regulations and maintenance requirements.

2.2.           Representations and Warranties of the Purchasers.  Each of the Purchasers hereby represents and warrants to the Company with respect solely to itself and not with respect to any other Purchaser as follows as of the date hereof and as of the Closing Date:

(a)           Organization and Standing of the Purchasers.  If the Purchaser is an entity, such Purchaser is a corporation, limited liability company, partnership or limited partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)           Authorization and Power.  Each Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Securities being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by each Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its board of directors, stockholders, members or partners, as the case may be, is required.  When executed and delivered by the Purchasers, the Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           No Conflicts.  The execution, delivery and performance by each Purchaser of the Transaction Documents to which it is a party and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations that would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(d)           Certain Fees.  The Purchasers have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(e)           Accredited Investor.  Each Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Each Purchaser is purchasing the Notes for its own account, not with a view toward the distribution thereof; provided, however, the foregoing representations shall not be deemed to limit a Purchaser’s ability to resell the Securities in accordance with applicable securities laws.  Each Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(f)           No General Solicitation.  Each Purchaser is not purchasing the Securities in response to a general solicitation or a published advertisement in connection with the offer and sale of the Securities.

ARTICLE 3

COVENANTS AND AGREEMENTS

Unless otherwise specified in this Article, for so long as any Notes have not been paid in full, the Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser and their respective permitted assignees.

3.1.           Compliance with Laws; Commission.  The Company shall comply with all applicable laws, rules, regulations and orders.  The Company shall take all necessary actions and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers.

3.2.           Registration.  The Company shall cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act even if the rules and regulations thereunder would permit such termination.  The Company will use its best efforts to continue the trading of its Common Stock on the Principal Market.

3.3.           Keeping of Records and Books of Account.  The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

3.4.           Other Agreements.  The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company to perform its agreements, obligations and covenants under any Transaction Document, including, without limitation, the Company’s obligation to pay any amounts due under the Notes in cash or shares of Common Stock. The Company shall comply with each of its obligations, covenants and agreements under the Notes and the other Transaction Documents.

3.5.           Use of Proceeds.  Subject to the Escrow Agreement, the proceeds from the sale of the Securities hereunder shall be used by the Company for general corporate purposes.

3.6.           Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by the Purchasers in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Purchasers shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Agreement. The Company hereby agrees to execute and deliver such documentation as the Purchasers may reasonably request in connection with a pledge of the Securities by the Purchasers.

3.7.           Disclosure of Transaction.

(a)           Except for the requirements of Section 3.7(b) hereof and press releases and public statements as may upon the advice of outside counsel be required by law or the Commission (“Required Disclosures”), the Company shall separately consult with each Purchaser before issuing any press release with respect to the Transaction Documents or the transactions contemplated thereby and shall not issue any such press release or make any public statements (including any non-confidential filings with governmental entities that name another party hereto) without the prior consent of each Purchaser, which consent shall not be unreasonably withheld or delayed.  In the case of any Required Disclosure, the Company shall provide each Purchaser with prior notice of such Required Disclosure and use its reasonable best efforts to consult with and coordinate such Required Disclosure with each Purchaser.  Unless the Company and each Purchaser otherwise agree, the Company shall only include in a Required Disclosure such information that is legally required to be disclosed upon the advice of counsel.

(b)           The Company shall file with the Commission a Current Report on Form 8-K (the “Form 8-K”), substantially in the form attached hereto as Exhibit H, as soon as practicable following the Closing Date but in no event more than two business days following the Closing Date (the “Announcement Date”), which shall attach as exhibits all press releases relating to the transactions contemplated by this Agreement and the Transaction Documents.  The Form 8-K, including all exhibits, shall be subject to prior review and comment by the Purchasers.  Upon the filing of the Form 8-K, no Purchaser shall be deemed to be in possession of any non-public information regarding the Company.  Notwithstanding the Company’s failure to comply with its obligation to file the Form 8-K by the Announcement Date pursuant to this Section 3.7(b), following the Announcement Date, no Purchaser shall be deemed (A) to have any obligation of confidentiality with respect to any non-public information of the Company or (B) to be in breach of any duty to the Company and/or any other person and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions in securities of the Company, including, without limitation, purchases and sales, any hedging transactions or any derivative transactions based on securities of the Company, while in possession of such information.

3.8.           Disclosure of Material Information; No Obligation of Confidentiality.

(a)           The Company covenants and agrees that neither it nor any other Person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.  In the event of a breach of the foregoing covenant by the Company, or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Company shall publicly disclose any material, non-public information in a Form 8-K within one business day following the date that it discloses such information to any Purchaser or such earlier time as may be required by Regulation FD or other applicable law.   In the event that the Company discloses any non-public information to a Purchaser and fails to file a Form 8-K in accordance with the above, then such Purchaser shall have the option to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents.  No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.

(b)           No Purchaser shall be deemed to have any obligation of confidentiality with respect to (i) any non-public information of the Company disclosed to such Purchaser in breach of Section 3.8(a) (whether or not the Company files a Form 8-K as provided above), (ii) the fact that any Purchaser has exercised any of its rights and/or remedies under the Transaction Documents or (iii) any information obtained by any Purchaser as a result of exercising any of its rights and/or remedies under the Transaction Documents.   In further addition, no Purchaser shall be deemed to be in breach of any duty to the Company and/or any other person and/or to have misappropriated any non-public information of the Company, if such Purchaser engages in transactions of securities of the Company, including, without limitation, any purchases and sales, hedging transactions or any derivative transactions based on securities of the Company while in possession of such non-public information.

3.9.           Notice of Events of Default.  The Company will immediately notify each Purchaser and Agent in writing of the occurrence of any Event of Default (as defined in the Notes) under the Notes.

3.10.           Additional Investment.

(a)           Until the close of business of the date that is twelve months after the Closing Date (the “Option Termination Date”), each Purchaser may, in its sole determination, elect (the date of election, the “Election Date”) to purchase its Pro Rata Portion (as defined below) of additional Notes (the “Additional Notes”) with an aggregate principal amount equal to the original principal amount of the Notes purchased by all of the Purchasers hereunder and The aggregate purchase price for all of the Additional Notes shall be equal to the Total Purchase Price.  To the extent that any Purchaser has not elected to purchase its entire Pro Rata Portion of Additional Notes pursuant to this Section 3.10 by the Option Termination Date, then each other Purchaser shall have 10 days following the Option Termination Date to elect, in its sole discretion, to purchase its Pro Rata Portion of any Additional Notes that were not purchased by such Purchaser.

(b)           Such additional investments pursuant to Section 3.10(a) will be on terms and conditions identical to those set forth in the Transaction Documents, mutatis mutandis, except that Section 3.10(a) will not apply.  For the avoidance of doubt, the Additional Notes shall be identical to the Notes in form and substance, mutatis mutandis.  In order to effectuate a purchase and sale of the Additional Notes, the Company and the Purchaser electing to purchase Additional Notes (the “Electing Purchaser”) shall enter into such agreements and instruments (the “Additional Notes Transaction Documents”) as they deem appropriate and which shall include updated disclosure schedules (“Updated Disclosure Schedules”) and representations, warranties and covenants substantially identical to those set forth in the Transaction Documents.  The Company shall deliver Updated Disclosure Schedules to the Electing Purchaser within three days after such Electing Purchaser gives notice to the Company that such Electing Purchaser intends to purchase Additional Notes.  The Company and the Electing Purchaser shall use their reasonable best efforts to close the purchase of Additional Notes within 15 days from the Election Date.  The Electing Purchaser may rescind its election to purchase Additional Notes at any time prior to the execution and delivery of the Additional Notes Transaction Documents.

“Pro Rata Portion” means, with respect to each Purchaser, (i) the ratio of such Purchaser’s Purchase Price on the date hereof to the Total Purchase Price on the date hereof or (ii) such other proportion as the Purchasers may mutually agree; provided that neither any Purchaser’s Pro Rata Portion nor the aggregate of all Purchasers’ respective Pro Rata Portions shall exceed the Total Purchase Price.

3.11.           Agent for the Purchasers.

(a)           Each Purchaser hereby designates and appoints Wells Fargo Bank, National Association as its representative (the “Agent”) under this Agreement and the Security Documents and each Purchaser hereby irrevocably authorizes Agent to execute and deliver each of the Security Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each Security Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any Security Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 3.11.  The provisions of this Section 3.11 are solely for the benefit of Agent, and the Purchasers, and the Company shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any Security Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Security Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that the Agent is merely the representative of the Purchasers, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall consult with, and request instructions from, the Purchasers with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the Security Documents, including without limitation the declaration of any Event of Default and the exercise of any remedy in respect thereof.

(b)           Agent may execute any of its duties under this Agreement or any Security Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel of its selection concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

(c)           None of Agent, its affiliates, officers, directors, employees, attorneys, or agents (collectively, the “Agent-Related Persons”) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Security Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Purchasers for any recital, statement, representation or warranty made by the Company or any Subsidiary or affiliate of either thereof, or any officer or director thereof, contained in this Agreement or in any Security Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any Security Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Security Document, or for any failure of the Company or any other party to any Security Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Security Document, or to inspect the books and records or properties of the Company or the books or records or properties of any of the Company’s Subsidiaries or affiliates.

(d)           Agent shall be entitled to conclusively rely, and shall be fully protected in conclusively relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telefacsimile or other electronic method of transmission, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or counsel to any Purchaser), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any Security Document unless Agent shall first receive such advice or concurrence of the Purchasers as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. Agent shall be indemnified by the Purchasers against any and all liability, loss, claim, damage and expense that may be incurred by it by reason of taking or continuing to take any such action taken at the request of the Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any Security Document in accordance with a request or consent of the Required Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.  This provision shall survive the termination of this Agreement and the Transaction Documents.

3.12.           Transfer.  To the extent that any Purchaser transfers all or a portion of the Notes owned by such Purchaser pursuant to Section 6(d) of the Notes, then the Company shall enter into such agreements and take such other actions as may be required to transfer all or the applicable portion of such transferring Purchaser’s interest in the funds held in the escrow account to additional escrow account(s) of the transferee.

3.13.           Exculpation of JGB Management, Inc.  JGB Management, Inc. (“JGB”) may act as agent for certain Purchasers hereunder in connection with the Escrow Agreement.  The Company hereby acknowledges and agrees that JGB shall have no liability to the Company as a direct or indirect result of acting in such capacity and that the Company shall not have any claims against JGB as a direct or indirect result of JGB acting in such capacity, unless such claim, arises as a result of JGB’s intentional misconduct or fraud.

3.14.           Disclosure of Escrow; Right to Funds.  The Company acknowledges and agrees that until funds held in the Escrow Accounts are disbursed to the Company in accordance with the terms of the Escrow Agreements, the Company has no right, title or interest in such funds held in the Escrow Accounts (as defined in the Escrow Agreements).  The Company will disclose all of the material facts regarding the Escrow Accounts in the Form 8-K and will report the Escrow Accounts in its financial statements only in accordance with GAAP.  In addition, notwithstanding anything contained herein, in the Company’s Series B Warrants (the “Warrants”), in the Escrow Agreements, or in any of the other Transaction Documents to the contrary, the Company may not withdraw funds from the Escrow Account in connection with any Surrender of Notes (as defined in the Notes) unless and until the aggregate outstanding Principal Amount (as defined in the Notes) of all of the Notes is less than $7,650,000 and at the time of any such withdrawal the Adjusted Exercise Price (as defined in the Warrants) is at least $0.15 per share of Common Stock (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction).

ARTICLE 4
NEGATIVE COVENANTS OF THE COMPANY

4.1.           Cash Expenditure Covenant. So long as any Securities remain outstanding, but only until the Notes have been repaid by the Company in full, without the prior written consent of the Purchasers, the Company’s total quarterly cash operating expenses (including, without limitation, cash expenditures for research and development, sales and marketing and general and administrative expenses) will not exceed $2,300,000 in the aggregate per fiscal quarter.

4.2.           Subsequent Equity Sales.  Except as required pursuant to Section 3.10, so long as the aggregate outstanding Principal Amount of the Notes exceeds $7,650,000, neither the Company nor any Subsidiary shall issue shares of Common Stock or any other securities that would entitle the holder thereof to acquire at any time any shares of capital stock of the Company, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) at a price lower than the Exercise Price (as defined in the Warrants) or enter into a Variable Rate Transaction (as defined below).

“Variable Rate Transaction” shall mean a transaction in which the Company issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such warrant, or (b) any securities of the Company pursuant to an “equity line” structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the Securities Act (which for the purpose of this definition shall include a sale of the Company’s securities “off the shelf” in a registered offering, whether or not such offering is underwritten).

4.3.           Amendments to Charter Documents.  The Company shall not, without the consent of each holder of the Notes then held by the Purchasers, amend or waive any provision of the Articles or By-laws of the Company whether by merger, consolidation or otherwise in any way that would adversely affect any rights of the holder of the Securities.

4.4.           Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, guarantee, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to the Transaction Documents;

(b)           Indebtedness of the Company and its Subsidiaries existing on the date hereof and set forth on the Disclosure Schedules and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof.

(c)           To the extent that aggregate Principal Amount of the Notes does not exceed $7,650,000, Indebtedness represented by one or more lines of credit not to exceed $1,000,000 in the aggregate (“Permitted Indebtedness”).

4.5.           Negative Pledge.  The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist Encumbrances on any of its assets or property now owned or hereafter acquired or, except:

(a)           Encumbrances securing the obligations arising under the Transaction Documents;

(b)           Encumbrances on any property or asset of the Company or any of its Subsidiaries existing on the Closing and set forth on the Disclosure Schedules;

(c)           extensions, renewals, or replacements of any Encumbrance referred to in paragraphs (a) and (b) of this Section 4.5; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; or

(d)           Encumbrances of the Company’s accounts receivable related to Permitted Indebtedness, provided that the value of the accounts receivable being so encumbered may not exceed the amount of the obligation being secured, provided, further that the Purchasers shall have a ratable security interest in any such accounts received pursuant to the Security Interest.

4.6.           Restricted Payments.  The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined herein), except for Restricted Payments (as defined herein) made by any Subsidiary to the Company.  “Restricted Payments” shall mean for any Person, (a) any dividend or distribution on any class of its capital stock, (b) any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its capital stock or any options, warrants, or other rights to purchase its capital stock, whether now or hereafter outstanding and (c) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, of, on account of, or in respect of, the principal of any Indebtedness that is subordinated to the obligations arising under the Notes (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Indebtedness was originally incurred).

4.7.           Investments; Loans; Acquisitions.  The Company will not, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary of the Company prior to such merger), any equity ownership interests, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a)           Investments existing on the date hereof and set forth on the Disclosure Schedules;

(b)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(c)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; or

(d)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (c) and (d) of this Section 4.7.

ARTICLE 5

CONDITIONS

5.1.           Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities.  The obligation hereunder of the Company to close and issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           Accuracy of the Purchasers’ Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)           Performance by the Purchasers.  Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

(c)           Escrow.  The Purchasers shall have executed and delivered the Escrow Agreement.

(d)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)           Delivery of Purchase Price.  Each Purchaser shall have delivered to the Company its Purchase Price, as listed on Exhibit A hereto, for the Securities purchased by such Purchaser.

(f)           Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company.

5.2.           Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Securities.  The obligation hereunder of the Purchasers to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Purchasers’ sole benefit and may be waived by the Purchasers at any time in their sole discretion.

(a)           Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all respects as of the date when made and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date.

(b)           Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)           Escrow.  The Company shall have executed and delivered the Escrow Agreement.

(d)           No Suspension, Etc.  The shares of Common Stock (i) shall be designated for quotation on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date in writing by the Commission or the Principal Market or (B) by failure to comply with the rules, regulations and maintenance requirements of the Principal Market.

(e)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f)           No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary or any Purchaser, or any of the officers, directors or affiliates of the Company or any Subsidiary or any Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(g)           Opinion of Counsel.  The Purchasers shall have received an opinion of counsel to the Company, dated the Closing Date, substantially in the form of Exhibit I hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchasers.

(h)           Notes.  At or prior to the Closing, the Company shall have delivered to the Purchasers the Notes (in such denominations as each Purchaser may request).

(i)           Secretary’s Certificate. Each of the Company and each Subsidiary of the Company shall have delivered to the Purchasers a certificate, signed by the Secretary of the Company or such Subsidiary, as applicable, and dated as of the Closing Date, as to (i) the resolutions adopted by its Board of Directors approving the transactions contemplated hereby, (ii) its charter, as in effect at the Closing Date, (iii) its bylaws, as in effect at the Closing Date, and (iv) the authority and incumbency of the officers executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(j)           Officer’s Certificate. On the Closing Date, each of the Company and each Subsidiary shall have delivered to the Purchasers a certificate signed by an executive officer on behalf of the Company or such Subsidiary, as applicable, dated as of the Closing Date, confirming the accuracy of the Company’s or such Subsidiary’s, as applicable, representations, warranties and performance of covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(d) and (i)-(l) of this Section 5.2 as of the Closing Date.

(k)           Material Adverse Effect.  No change having a Material Adverse Effect shall have occurred.

(l)           Approvals.  The Company shall have obtained all required consents and approvals of its Board of Directors and shareholders to execute, deliver and perform the Transaction Documents, including without limitation the Notes.

ARTICLE 6

INDEMNIFICATION

6.1.           General Indemnity.  The Company agrees to indemnify and hold harmless each Purchaser and its respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns, including Agent, (collectively, “Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses, charges and disbursements) incurred by any Indemnified Party as a result of, arising out of or based upon (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement; (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or any Transaction Document; (iii) any third party claims arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (unless such claim is based upon conduct by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct); or (iv) any third party claims arising directly or indirectly out of such Indemnified Party’s status as owner of the Securities or the actual, alleged or deemed control or ability to influence the Company or any Subsidiary (unless such claim is based upon conduct by such Purchaser that constitutes fraud, gross negligence or willful misconduct).  This provision shall survive the termination of this Agreement and the Transaction Documents.

6.2.           Indemnification Procedure.  With respect to any third-party claims giving rise to a claim for indemnification, the Indemnified Party will give written notice to the Company of such third party claim; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Company of its obligations under this Article 5 except to the extent that the Company is actually materially prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Company shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Company shall be responsible for the reasonable fees and expenses of one separate counsel for the Indemnified Parties), to assume the defense thereof with counsel satisfactory to the Indemnified Party.  In the event that the Company advises an Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within 10 days of receipt of any indemnification notice to notify, in writing, such Person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.   In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The Company shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  Notwithstanding anything in this Article 5 to the contrary, the Company shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof.  The indemnification obligations to defend the Indemnified Party required by this Article 5 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Company or others, and (b) any liabilities the Company may be subject to pursuant to the law.

ARTICLE 7

MISCELLANEOUS

7.1.           Fees and Expenses.  The Company shall reimburse each Purchaser and the Agent for all costs and expenses reasonably incurred by such Purchaser or Agent in connection with the negotiation, drafting and execution of the Transaction Documents and the transactions contemplated thereby (including all legal fees, travel, disbursements and due diligence in connection therewith and all fees incurred in connection with any necessary regulatory filings and clearances); provided, however, that the amount of such costs and expenses due to the Purchasers shall be reduced by an amount equal to $30,000, which has been previously advanced to the Purchasers.  In addition, the Company shall pay all reasonable fees and expenses incurred by any Purchaser or Agent in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses; provided, however, that in the event that the enforcement of this Agreement is contested and it is finally judicially determined that such Purchaser or Agent was not entitled to the enforcement of the Transaction Document sought, then the Purchaser seeking enforcement shall reimburse the Company for all fees and expenses paid pursuant to this sentence.  The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.  The Company shall pay all fees of its transfer agent, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to each Purchaser or Agent.  This provision shall survive termination of this Agreement and the Transaction Documents.

7.2.           Specific Performance; Consent to Jurisdiction; Venue.

(a)           The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York.  The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

7.3.           Amendment.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers holding at least 66 2/3% of the outstanding principal amount of the Notes; provided, that if any Purchaser is materially adversely affected by such waiver or amendment, such waiver or amendment shall not be effective without the written consent of the adversely affected Purchaser.

7.4.           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon delivery by e-mail (if delivered on a Business Day during normal business hours where such notice is to be received) upon recipient’s actual receipt and acknowledgement of such e-mail. The addresses for such communications shall be:

If to the Company:
Ants software inc.
71 Stevenson St., Suite 401
San Francisco, CA 94105
Attn:  Chief Financial Officer
Telephone No.:  (650) 931-0500
Facsimile No.:  (650) 227-8001 / (650) 931-0510
E-mail:  dave.buckel@ants.com

with a copy to:	The Corporate Law Group 500 Airport Boulevard Suite 120 Burlingame, California 94010 Attention: Paul David Marotta Telephone No.: (650) 227-8000 Facsimile No.: (650) 227-8001 E-mail: paul@tclg.com

If to any Purchaser:	At the address of such Purchaser set forth on Exhibit A to this Agreement

With a copy to (which shall not constitute notice):
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York  10176
Attention:  Max Karpel, Esq.
Telephone No.:  (212) 986-6000
Telecopy No.:    (212) 986-8866
E-mail: mkarpel@kkwc.com

If to the Agent:
Wells Fargo Bank, National Association
Corporate Trust Services
45 Broadway, 14th Floor
New York, New York  10006
Attn: Martin G. Reed, Vice President
Telephone No.: 212-515-5244
Facsimile No.: 212-515-1589

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

7.5.           Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. Further, neither the Company shall make any payment of principal or interest on the Notes in amounts that are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.6.           Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

7.7.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Purchasers may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.  The Company may not assign or delegate any of its rights or obligations hereunder or under any Transaction Document.

7.8.           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.9.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

7.10.           Survival.  The covenants, agreements and representations and warranties of the Company under the Transaction Documents shall survive the execution and delivery hereof indefinitely.

7.11.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

7.12.           Publicity.  Subject to Section 3.7, the Company agrees that it will not disclose, and will not include in any public announcement, the names of the Purchasers without the consent of the Purchasers, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Purchasers consent to being identified in any filings the Company makes with the Commission to the extent required by law or the rules and regulations of the Commission.

7.13.           Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

7.14.           Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents

7.15.           Independent Nature of Purchasers’ Obligations and Rights.  The rights and obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges, that each Purchaser has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

7.16.           Time Is of the Essence.  Time is of the essence of this Agreement and each Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

ANTs software inc.

By:	/s/ David A. Buckel
Name:	David A. Buckel
Title:	Secretary and Chief Financial Officer

Wells Fargo Bank, National Association,
not in its individual capacity but solely as Agent

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

[SIGNATURE PAGES CONTINUE]

PURCHASER SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: JGB Capital LP

Signature of Authorized Signatory of Purchaser:

  /s/ Brett Cohen

Name of Authorized Signatory:  Brett Cohen

Title of Authorized Signatory: Managing Member

Email Address of Purchaser: bcohen@jgbcap.com

Fax Number of Purchaser:  (212) 253-4093

Address for Notice of Purchaser: 400 Madison Ave., 8th Floor, Suite 8D

New York, NY 10017

Address for Delivery of Securities for Purchaser (if not same as address for notice): n/a

Principal Amount of Note: $1,050,000

Purchase Price: $843,750

[SIGNATURE PAGES CONTINUE]

PURCHASER SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: JGB Capital Offshore Ltd.

Signature of Authorized Signatory of Purchaser:

  /s/ Brett Cohen

Name of Authorized Signatory:  Brett Cohen

Title of Authorized Signatory: Director

Email Address of Purchaser: bcohen@jgbcap.com

Fax Number of Purchaser: (212) 253-4093

Address for Notice of Purchaser:  400 Madison Ave., 8th Floor, Suite 8D, New York, NY 10017

Address for Delivery of Securities for Purchaser (if not same as address for notice): n/a

Principal Amount of Note: $1,050,000

Purchase Price: $843,750

 [SIGNATURE PAGES CONTINUE]

PURCHASER SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: SAMC LLC

Signature of Authorized Signatory of Purchaser:

  /s/ Brett Cohen

Name of Authorized Signatory:  Brett Cohen

Title of Authorized Signatory: Investment Advisor

Email Address of Purchaser: bcohen@jgbcap.com

Fax Number of Purchaser:  (212) 253-4093

Address for Notice of Purchaser:  400 Madison Ave., 8th Floor, Suite 8D, New York, NY 10017

Address for Delivery of Securities for Purchaser (if not same as address for notice): n/a

Principal Amount of Note: $2,100,000

Purchase Price:  $1,687,500

 [SIGNATURE PAGES CONTINUE]

PURCHASER SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Manchester Securities Corp.

Signature of Authorized Signatory of Purchaser:

  /s/ Elliott Greenberg

Name of Authorized Signatory:  Elliott Greenberg

Title of Authorized Signatory: Vice President

Email Address of Purchaser: egreenberg@elliottmgmt.com

Fax Number of Purchaser:  (212) 586-9461

Address for Notice of Purchaser:  571 5th Ave., New York, NY 10019

Address for Delivery of Securities for Purchaser (if not same as address for notice): n/a

Principal Amount of Note: $4,200,000

Purchase Price: $3,375,00

EXHIBIT A
LIST OF PURCHASERS AND SUBSCRIPTION AMOUNT

Purchaser Name	Purchase Price	Principal Amount of Note
1) JGB Capital LP	$843,750	$1,050,000

2) JGB Capital Offshore LP	$843,750	$1,050,000

3) SAMC LLC	$1,687,500	$2,100,000

4) Manchester Securities Corp.	$3,375,000	$4,200,000
Totals	$6,750,000	$8,400,000

EXHIBIT B

FORM OF NOTE

EXHIBIT C

FORM OF SECURITY AGREEMENT

EXHIBIT D

FORM OF GUARANTY

EXHIBIT E

ESCROW DETAILS

On the Closing Date, SAMC LLC, JGB Capital LP, JGB Capital Offshore Ltd. shall wire transfer an aggregate of $3,125,000 in immediately available funds (comprised of separate wire transfers in the amounts of $1,562,500, $781,250 and $781,250, respectively) to the account set forth below, representing the funds to be placed into escrow pursuant to this Agreement:

Name of Bank:

ABA Number:
A/C Number:
BNF:
F/F/C:
Ref:

On the Closing Date, Manchester Securities Corp. shall wire transfer an aggregate of $3,125,000 in immediately available funds to the account set forth below, representing the funds to be placed into escrow pursuant to the Note Purchase Agreement:

Name of Bank:

ABA Number:
A/C Number:
BNF:
F/F/C:
Ref:

EXHIBIT F

FORM OF ESCROW AGREEMENT

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT H

FORM OF 8K

EXHIBIT I

FORM OF OPINION OF COUNSEL TO THE COMPANY